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                          KING WORLD PRODUCTIONS, INC.              EXHIBIT 10.2
                                  1700 Broadway
                            New York, New York 10019

                                December 20, 1995

Michael King
c/o King World Productions, Inc.
12400 Wilshire Boulevard
Los Angeles, California  90025

Dear Michael:

                  This letter, when accepted by you, shall constitute an agreement as of December 1, 1995 between you and King World Productions, Inc. ("King World" or the "Company") with respect to the terms upon which you will be employed by King World during the Employment Period (as hereinafter defined).

                  1. During the Employment Period, King World shall employ you, and you hereby accept employment by King World, in the capacity of President and Chief Executive Officer, on the terms and subject to the conditions set forth in this Agreement. The "Employment Period" shall mean the period commencing on December 1, 1995 and ending on August 31, 2000 or such earlier date on which this Agreement is terminated pursuant to the provisions of Section 13 hereof. During the Employment Period, you shall diligently perform the duties of your office and such other services as shall from time to time be reasonably assigned to you by, or pursuant to resolution of, King World's Board of Directors, and shall devote your entire business time, skill and attention to the performance of such duties and services and your other obligations hereunder.

                  2. As consideration for the services rendered by you hereunder, during the Employment Period, you shall be entitled to base salary compensation at the annual rate of $1,100,000 for the Company's fiscal year ending August 31, 1996, such annual rate to be increased by $100,000 for each subsequent fiscal year during the Employment Period in which you perform services for King World hereunder. Your salary compensation shall be payable in accordance with King World's standard payroll policy from time to time in effect.

                  3. In order to induce you to accept employment with King World and perform your obligations hereunder on the terms and conditions set forth herein, King World will pay to you a lump-sum bonus of $2,000,000, in cash within ten days after your acceptance of this Agreement; provided that if, prior to Septem-

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ber 1, 1998, your employment is terminated on your own initiative, you shall promptly repay to the Company the unvested portion of such bonus, which shall be determined by multiplying the amount of such bonus by the number of months prior to September 1, 1998 following such termination (including the month in which such termination occurred), and dividing the result by thirty-six (36).

                  4. (a) For an initial period commencing on December 1, 1995 and ending August 31, 1996, and for each full fiscal year of the Company thereafter ending within (or upon the termination of) the Employment Period, you shall be entitled to a bonus (herein called the "Net Income Bonus") equal to the sum of following amounts: (i) 1.5% of the first $50,000,000 of Modified Consolidated Net Income; (ii) 2.0% of the next $50,000,000 of Modified Consolidated Net Income; and (iii) 2.5% of the Modified Consolidated Net Income in excess of $100,000,000, in each case for such initial period and full fiscal year. For this purpose, "Modified Consolidated Net Income" shall mean the net income of King World and its consolidated subsidiaries after taxes but before extraordinary items, but only to the extent derived from sources other than New Shows (as defined in Section 5(b)). The Modified Consolidated Net Income shall be determined in accordance with generally accepted accounting principles consistently applied, based on the books and records of the Company and its consolidated subsidiaries on which the audited financial statements of the Company and its consolidated subsidiaries are based; except that, to the extent that any revenues and expenses are includable (as provided in Section 5(b) below) in the New Show Profits for purposes of determining the New Show Profits Bonus for any fiscal period, they shall be excluded in the determination of the Net Income Bonus for such fiscal period (whether or not a New Show Profits Bonus is in fact payable with respect to such fiscal period).

                  (b) At the end of each fiscal quarter of each fiscal year during the Employment Period, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") shall cause the Modified Consolidated Net Income and the Net Income Bonus payable through the end of such fiscal quarter to be determined. To the extent that the amount of the Net Income Bonus payable through the end of such fiscal quarter exceeds the sum of all Net Income Bonus payments theretofore made to you in respect of prior fiscal quarters of the fiscal year to which such Net Income Bonus relates, the excess shall be paid to you as soon as practicable after such determination is made; and to the extent that the amount of all payments theretofore made to you in respect of prior fiscal quarters of the fiscal year to which such Net Income Bonus relates exceeds the amount of the Net Income Bonus payable to you through the end of such fiscal quarter, you shall repay such excess to the Company promptly after such determination is made.

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                  (c) Notwithstanding the foregoing, if the Compensation
Committee in its sole judgment determines that, due to reasonably anticipated losses or expenditures or for any other reason, it is more likely than not that, upon the ultimate determination of your entitlement to a Net Income Bonus for a given fiscal year, you will not be entitled to retain any amount that would otherwise be payable to you on a quarterly basis pursuant to paragraph (b) above, then the Compensation Committee shall defer the payment of such amount until such time as the Compensation Committee determines that you are, or it is more likely than not that you will be, entitled to receive and retain such quarterly payment of the Net Income Bonus on a full fiscal year basis.

                  5. (a) The Company shall also pay you a bonus of $750,000 (a "New Series Bonus") for each new first-run "strip" (i.e., Monday-Friday) syndicated series that (i) is developed, or the distribution rights to which are acquired, by King World during the Employment Period, (ii) premieres in a television season that commences after the 1995-1996 television season but before eighteen months after the termination of the Employment Period, (iii) is produced, co-produced or distributed by King World and (iv) is cleared over the course of any such season in domestic television markets covering at least 70% of the domestic television viewing households, based on Nielsen ratings (each of which series is hereinafter referred to as a "New Series"). The New Series Bonus shall be paid to you promptly after the latest to occur of conditions (i) through (iv) above. The New Series Bonus shall be a one-time payment bonus, payable, if at all, one time with respect to each New Series, no matter during how many television seasons such new Series is aired. A New Series Bonus shall be payable hereunder if the criteria set forth above are satisfied, even if the New Series is canceled during the television season in which it has been cleared in 70% of the domestic television viewing households.

                  (b) The Company shall also pay you a New Show Profits Bonus ("New Show Profits Bonus") for each new show (including but not limited to each New Series, if any) that is developed, or the distribution rights to which are acquired, by King World during the Employment Period, premieres before eighteen months after the termination of the Employment Period, and is produced, co-produced or distributed by King World (a "New Show"). The "New Show Profits Bonus" with respect to each New Show for any fiscal year of the Company shall equal the excess, if any, of (i) 5% of the excess of the cumulative (from inception) revenues derived by King World from such New Show (and from any and all ancillary rights deriving from such New Show, including merchandising, theatrical and other commercial rights) through the end of the fiscal year for which the determination is being made over the cumulative production and development costs, including producers' fees, direct selling, marketing, promotional expenses and other distribution expenses, all third-party participations and other

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payments, and all other direct out-of-pocket costs, in all cases to the extent attributable to the New Show; over (ii) all payments of the New Show Profit Bonus made with respect to such New Show for all prior fiscal years, provided that payments made pursuant to Section 5(a) with respect to such New Show shall be treated as an expense of such New Show but shall not be an offset against the New Show Profits Bonus. Any New Show Profits Bonus owed to you for any fiscal year shall be determined based on the books and records of the Company on which the audited financial statements of the Company and its consolidated subsidiaries are based, and shall be paid as soon as practicable after such audited financial statements for such fiscal year become available. Any payment of a New Show Profits Bonus shall be accompanied by a statement setting forth in reasonable detail the calculation of the amounts owing and paid to you. The New Show Profits Bonus shall be payable with respect to any New Show only for so long as King World or any of its consolidated subsidiaries derives any revenues from the New Show, provided that profits realized by the Company from any direct or indirect disposition of any New Show by the Company shall be subject to the rights granted pursuant to this Section 5(b). The amount of such profits shall be determined by the Company's independent public accountants.

                  6. (a) With respect to each fiscal year of the Company ending within (or upon the termination of) the Employment Period, you shall be entitled to a supplemental bonus as described in this Section 6, provided that the Compensation Committee determines that the average daily closing price of the Common Stock for such year (the "Average Yearly Price") exceeded $38 per share.

                  (b) If the Average Yearly Price for any such fiscal year equals or exceeds $39.50, the fair market value of the Common Stock on the date hereof, the supplemental bonus for such year shall be equal to 1.0% of the Modified Consolidated Net Income for such year. If such Average Yearly Price exceeds $38, but is less than $39.50, the supplemental bonus for such year shall be equal to 1.0% of the Modified Consolidated Net Income for such year multiplied by a fraction, the numerator of which is the excess of such Average Yearly Price over $38, and the denominator of which is $1.50.

                  (c) The full amount by which any supplemental bonus payment was reduced below 1.0% of Modified Consolidated Net Income for any year pursuant to the second sentence of paragraph 6(b) shall be payable to you if the Average Yearly Price for any subsequent fiscal year within the term of this Agreement equals or exceeds $39.50. A portion of the amount by which any supplemental bonus payment was reduced pursuant to the second sentence of paragraph 6(b) above (and was not previously recouped by you pursuant to this paragraph (c)) shall be payable to you if

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the Average Yearly Price for any subsequent fiscal year or years during the term of this Agreement is less than $39.50 but greater than the Average Yearly Price for the year in which such reduction was made, and the portion of such reduction that shall be payable to you shall be equal to the full amount of such reduction (or the portion thereof that was not previously recouped by you pursuant to this paragraph (c)), multiplied by a fraction, the numerator of which is the excess of the Average Yearly Price for such subsequent year over the Average Yearly Price for the year in which such reduction was made and the denominator of which is the excess of $39.50 over the Average Yearly Price for the year in which such reduction was made. To the extent that a partial recoupment is made in a subsequent fiscal year, any amounts not recouped under the foregoing formula shall remain available for recoupment in subsequent years during the term of this Agreement. Any amounts not recouped by you pursuant to this paragraph (c) on or prior to the making of the supplemental bonus payment in respect of the August 31, 2000 fiscal year shall no longer be subject to recoupment and shall not be paid to you.

                  (d) Notwithstanding the foregoing, in no event shall aggregate supplemental bonus payments payable pursuant to this Section 6 exceed $2.55 million.

                  (e) Payments of the supplemental bonus pursuant to this
Section 6 shall be made annually, in arrears, as soon as practicable after the end of each fiscal year in which you are eligible for a bonus hereunder.

                  7. (a) The Compensation Committee will be responsible for determining whether performance criteria for the payment of the bonuses set forth in Sections 4, 5 and 6 have been satisfied or not, and for making all determinations with respect to eligibility and computation of the amounts thereof. The Compensation Committee shall have the power to interpret and apply the standards set forth herein and to cure any ambiguities therein. The determination of the Compensation Committee with respect to all such matters in the reasonable exercise of its discretion will be binding on the parties hereto, provided, however, that in no event will the individual members of the Compensation Committee have any personal liability hereunder for the exercise of their discretion.

                  (b) To the extent that you are required to repay any amount to the Company pursuant to Section 3, paragraph (a) of Section 4 or elsewhere in this Agreement, and you do not do so promptly, you hereby agree that the Company may set off or deduct such amount from any sum owed to you by the Company hereunder, including but not limited to any amounts payable pursuant to Sections 2, 4, 5, 6 or 8 hereof. The fact that the Company cannot or does not make such set-offs or deductions shall not

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relieve you of any liability for the repayment of any amounts owed by you to the
Company.

                  8. (a) As further consideration for the services rendered by you pursuant to this Agreement, and in order to induce you to continue employment with King World on the terms and conditions set forth herein, the Compensation Committee shall grant you, subject to your acceptance of this Agreement and the conditions set forth below, a stock option (herein called the "Option") under the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan") to purchase 1,500,000 shares of Common Stock, $.01 par value, of the Company ("Common Stock"), at an option exercise price equal to $39.50 per share, the fair market value of the Common Stock on the date hereof, subject to vesting as provided in paragraph (b) below. The Option shall be subject to any approvals or consents that may, in the reasonable opinion of counsel to the Company, be necessary or desirable for the Company to obtain, including, without limitation, stockholder approval of amendments to the Plan increasing by 3 million the number of shares of Common Stock available for grants and awards thereunder and increasing to 1.5 million the number of shares of Common Stock that may be subject to grants or awards to any individual in any five year period.

                  (b) The Option shall have a term of ten years and shall become exercisable with respect to 20% of the total number of shares subject thereto on August 31, 1996 and each of the four immediately succeeding anniversaries of that date, provided that if you should cease to be a full-time employee of King World or any of its subsidiaries or affiliates, you will have the right to exercise the unexercised portion of the option only within the one month period following the date on which you ceased to be a full-time employee, and then only to the extent that such unexercised portion of the option was vested on the date your full-time employment ceased, except that (i) if your full-time employment ceased by reason of your death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), such one-month period will instead be the one-year period following the cessation of your full-time employment and (ii) in the event of the termination of your employment with the Company after a "Change in Control", all shares subject to the Option that are not then vested shall automatically, without any further action, immediately vest, and such one-month period will instead be the one-year period following the cessation of your full-time employment.

                  For this purpose, a "Change in Control" shall mean the occurrence of any one of the following events: (i) a majority of the Board of Directors of the Company consists of individuals other than "Incumbent Directors", which term means the members of the Board of Directors on the date of this Agreement; provided, that any person becoming a director subsequent to such date whose

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election or nomination for election was approved by at least two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (ii) the Company, without your approval, adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or (iii) all or substantially all of the assets or business of the Company and its consolidated subsidiaries are disposed of pursuant to a merger, consolidation, reorganization, share exchange or other transaction (unless the stockholders of the Company, immediately prior to such merger, consolidation, reorganization, share exchange or other transaction, beneficially own, directly or indirectly, more than 50% of all the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company).

                  (c) The terms of the Option shall be more fully set forth in a definitive stock option agreement under the Plan. Such stock option agreement and the Plan shall govern your rights as an optionee. The Company shall cause the shares of Common Stock issuable upon the exercise of the Option to be registered on Form S-8 and/or Form S-3 (or any successor form) under the Securities Act of 1933, as amended, and listed on the New York Stock Exchange.

                  9. Notwithstanding anything to the contrary contained herein, the Net Income Bonus described in Section 4 hereof, the New Series Bonus and the New Show Profits Bonus described in Section 5 hereof, and the supplemental bonus described in Section 6 hereof, shall be subject to approval of the stockholders of the Company and any additional approvals or consents as may, in the reasonable opinion of counsel to the Company, be necessary or desirable for the Company to obtain. In addition, the Option shall be subject to stockholder approval of amendments to the Plan increasing the number of shares of Common Stock available for grants and awards thereunder by at least 3 million and increasing to 1.5 million the number of shares of Common Stock that may be subject to grants or awards thereunder to any individual in any five year period. In the event that all such approvals are not obtained on or prior to August 31, 1996, then you and the Company shall negotiate in good faith for the purpose of agreeing upon mutually acceptable economic equivalents for the Net Income Bonus, the New Series Bonus, the New Show Profits Bonus, the supplemental bonus provided in Section 6 and the Option (all of which economic equivalents may be made subject to stockholder approval). If, after good-faith negotiation, you and the Company cannot so agree, then you may, in your sole discretion, terminate this Agreement.

                  10. During the Employment Period, the Company shall provide you with life insurance on your life in the face amount of $15,000,000, on terms to be agreed upon by you and the Compa-

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ny, subject to the availability of such coverage at standard rates subsequent to the completion of a medical examination, and increased disability insurance coverage the limits and terms of which shall be agreed upon by you and the Company. You shall be entitled to participate, on the same basis and subject to the same qualifications as King World's other executive officers, in any pension, health insurance or hospitalization plan, disability or other similar plans from time to time in effect with respect to King World's executive officers or employees generally.

                  11. The Company shall, during the Employment Period, reimburse you for such expenses as shall be incurred by you in connection with the performance of your duties hereunder, provided that you furnish to us evidence of such expenses reasonably satisfactory to us.

                  12. In the event that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by you in respect of any of the benefits granted to you hereunder or pursuant hereto or in respect of the Option or any shares acquired upon exercise of the Option, the Company shall deduct the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, you will be required to pay to the Company, or to make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of such taxes.

                  13. (a) The Employment Period shall terminate (i) upon your death, (ii) thirty (30) days' after written notice to you from King World's Board of Directors in the event that you have been unable to perform the duties required of you pursuant to this Agreement for ninety (90) consecutive days by reason of disability ("Disability"), and King World's Board of Directors determines to terminate the Employment Period for such reason or (iii) immediately upon written notice to you in the event that King World's Board of Directors determines to terminate the Employment Period for Cause. For the purposes of this Agreement, "Cause" shall mean (1) the habitual failure or habitual neglect by you to substantially perform your duties under this Agreement, other than any such failure or neglect resulting from your Disability, or (2) the engaging by you in an act or acts of dishonesty intended to result directly or indirectly in your gain or personal enrichment at the expense of the Company.

                  (b) Except to the extent otherwise provided in paragraph (c) below, termination of the Employment Period shall terminate all of your rights hereunder from and after the effective date of termination except for:

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                  (i) any salary compensation or Net Income Bonus which has been earned prior to the effective date of termination but has not been paid;

                  (ii) your rights under the Option, which shall remain exercisable for the periods provided in Section 8 hereof;

                  (iii) your right to receive a New Series Bonus in accor- dance with the terms of Section 5(a); and

                  (iv) your right to receive New Show Profits Bonuses with respect to New Shows, provided, that such rights shall survive the termination of your employment only (a) with respect to shows that are developed or produced solely or primarily by King World; (b) only for so long as King World retains the production or distribution rights to such New Shows or any ancillary rights thereto and continues to derive revenues therefrom, subject to your entitlement to share in the Company's profits resulting from any disposition of such New Shows; and
         (c) if you have not engaged in any business described in Section 13(c) below.

In no event shall the termination of this Agreement for any reason relieve or release the Company or you from any liability for breach of this Agreement or terminate any of your obligations under Sections 13(c), 14, 15, 16, 17 or 18.

                  (c) In the event that you terminate your employment on your own initiative prior to August 31, 2000, in addition to the remedies provided to the Company herein, including those set forth in Section 18 below, the Company shall cease to be obligated to provide you any salary or Net Income Bonus for the period after such termination. In addition, in the event of such termination you agree, until August 31, 2000, not to work for, render services to or for the benefit of, lend your name (or any part or variant thereof) to, or become financially interested in (whether as an employee, consultant, independent contractor, proprietor, investor, lender or in any other manner), any business, howsoever and in whatsoever form conducted, in the entertainment industry that directly or indirectly involves the development, production or distribution of shows of any kind in any medium, provided that the acquisition of less than 1% of the outstanding shares of capital stock of any corporation with one or more classes of capital stock listed on a national securities exchange or traded in the over-the-counter market shall not itself constitute a violation of this covenant.

                  14. Except as required in connection with the performance of services hereunder, you shall not, during or after the termination of the Employment Period, use or disclose to any person any confidential business information or trade secrets of King World or any of its affiliates or business associates that

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you obtained or learned during the Employment Period or in the course of your employment by the Company, including, but not limited to, confidential business information regarding the type and nature of the contracts entered into by the Company or its affiliates for the acquisition or distribution of television programming.

                  15. You hereby agree that you shall not, during the Employment Period and for a period of two (2) years following the termination of the Employment Period, (i) induce, directly or indirectly, any person from whom or from which King World or any of its affiliates acquired television programming to terminate his or its agreement with King World or such affiliate with respect to such programming, to refuse to renew any such agreement or to refuse to furnish to King World or its affiliates with any other television programming or
(ii) induce, directly or indirectly, any employee of King World or any affiliate thereof to terminate his or her employment with King World or such affiliate.

                  16. You hereby agree that all ideas, creations, improvements and other works of authorship created, developed, written or conceived, individually or jointly by you, at any time during the Employment Period are works for hire within the scope of your employment and shall be the Company's property free of any claim whatever by you or any person claiming any rights or interests through you, except to the extent otherwise expressly provided herein.

                  17. Each of you and King World (the "Indemnitor"), agrees to indemnify and hold harmless the other from and against any and all loss, damage, claim, liability, cost and expense, including reasonable attorneys' fees, incurred by the other as a result of, or arising out of or in connection with, a violation by the Indemnitor of any term, covenant or condition required by this Agreement to be performed or observed by the Indemnitor.

                  18. You acknowledge and admit that in the event that you breach any of your covenants or agreements contained in Section 13(c), 14, 15 or 16 hereof, the Company will suffer irreparable harm and will have no adequate remedy at law. Accordingly, you agree that the Company shall be entitled to immediate relief enjoining the violation of such covenants and/or agreements in any court or judicial forum having jurisdiction over such a claim, without the necessity of proving actual damages or posting any bond. You further agree that the courts of the State of New York and the United States District Court for the Southern District shall have exclusive jurisdiction of any and all suits or judicial proceedings relating to or arising out of a breach or alleged breach of the covenants and/or agreements contained in Sections 13(c), 14, 15 or 16 hereof, and, by your acceptance of employment hereunder, you consent to the personal

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jurisdiction of any and all courts of the State of New York and the United
States District Court for the Southern and District with respect to any judicial proceedings arising out of or in connection with the enforcement of such covenants and/or agreements by the Company, and agree that service of process or other court papers made by certified or registered mail to your address set forth at the beginning of this letter, with a copy to your designated agent, if any, shall constitute good, proper and effective personal service of process upon you and shall be deemed to confer the personal jurisdiction of the court upon you. To the extent that the Company is successful in obtaining injunctive relief to enforce such covenants and/or agreements, it hereby waives its right to obtain monetary damages against you for your breach of such covenants and/or agreements.

                  19. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. No waiver or modification of any terms hereof shall be valid unless in writing signed by the party against whom such waiver is sought to be enforced, and then only to the extent set forth in such writing. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, assigns, heirs, administrators and executors.

                  20. In the event that any provision of this Agreement would be held invalid, prohibited or unenforceable in any jurisdiction for any reason (including but not limited to the provisions of Section 13(c), which may be held to be unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable, and the court making any such determination shall have the power to modify the scope, duration or area, or all of them, of such provision and such provision shall be applicable in such modified form. If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or enforceable in any jurisdiction for any reason, as to such jurisdiction, such provision shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining

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provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                                          Yours very truly,

                                          KING WORLD PRODUCTIONS, INC.

                                          /s/ Stephen W. Palley
                                          ---------------------------------
                                          Stephen W. Palley
                                          Executive Vice President and
                                            Chief Operating Officer

Accepted as of the date
  first above written:

/s/ Michael King
- ----------------------
    Michael King

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